CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Advisor Managed Portfolios relating to the financial statements and financial highlights of 1919 Financial Services Fund and 1919 Socially Responsive Balanced Fund (each formerly a series of Trust for Advised Portfolios), each a series of shares of beneficial interest in Advisor Managed Portfolios. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders.

BBD, LLP
Philadelphia, Pennsylvania April 25, 2024